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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (in thousands except ratios)
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                                          Three Months
                                         Ended March 31,                    Year Ended December 31,
----------------------------------------------------------   -------------------------------------------------------
                                         1998       1997       1997        1996        1995        1994       1993
                                         ----       ----       ----        ----        ----        ----       ----
Earnings Before Income Taxes           $116,333   $ 98,278   $394,559    $282,421    $295,188    $249,328   $266,995
----------------------------------------------------------   -------------------------------------------------------
FIXED CHARGES

                    Interest Expense      5,338      5,037     20,821      20,102      17,231       9,961      7,389

              One third rent expense        199        195        635         246         307         108         68

                 Total Fixed Charges      5,537      5,232     21,456      20,348      17,538      10,069      7,457

Earnings Available for Fixed Charges    121,870    103,510    416,015     302,769     312,726     259,397    274,452

                               Ratio       22.0x      19.8x     19.39x      14.88x      17.83x      25.76x     36.80x
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